Exhibit 99.1

Patni Computer Systems Ltd to Discuss Second Quarter 2011 Financial Results on July 25, 2011

Mumbai, India, July 13, 2011 - Patni Computer Systems Ltd, a subsidiary of iGATE Corporation, providing Business Outcomes based solutions, has scheduled its Earnings Conference Call on Monday, July 25, 2011 to discuss the results of its second quarter ended June 30, 2011. Senior management of the company will discuss the financial performance for the quarter and answer participants’ questions during the call.

Time	5.30 pm IST - 6.30 pm IST / 08.00-9.00 am Eastern Time / 05.00-06.00 am Pacific Time

Toll Free (India)	000-800-100-3522

Toll Free (outside India)	877-407-8037

Toll	201-689-8037

The call will be webcast live on iGATE’ Patnis website (www.igatepatni.com) in the Investor Relations page under the section Events. Participants are requested to log in 10 minutes prior to the start of the webcast. The on demand version of the webcast will be available on iGATE website shortly after the call.

Callers can access the telephonic replay by dialing 000-800-100-3522 (India toll free) or 877-660-6853 (outside India toll free) or 201-612-7415 (toll) and entering account number 293 and conference number 375664. The telephonic replay will be available until August 1, 2011.

Patni Computer Systems is represented in the market under the brand name iGATE Patni.

About iGATE Patni:

‘iGATE Patni’ is the common brand identity of two organizations - iGATE and Patni. With iGATE Corporation having acquired a majority stake in Patni Computer Systems Limited, the two companies, under the common brand iGATE Patni, provide full-spectrum consulting, technology and business process outsourcing, and product engineering services on a Business Outcomes-based model. Armed with over three decades of IT Services experience and powered by the iTOPS (Integrated Technology and Operations) platform, iGATE Patni’s multi-location global organization with a talent pool of 26000+ people, consistently delivers effective solutions to over 360 Fortune 1000 clients spanning across verticals like: banking & financial services; insurance & healthcare; life sciences; manufacturing, retail, distribution & logistics; media, entertainment leisure & travel; communication, energy & utilities; public sector; and independent software vendors. Visit: www.igatepatni.com.

iGATE Corporation is listed on NASDAQ (IGTE), and Patni Computer Systems Limited on BSE (532517), NSE (PATNI) and NYSE (PTI).

Investor Contact:

Araceli Roiz

+1 (510) 896 3007

Araceli.roiz@igate.com

Media Contact:

Prabhanjan Deshpande “PD”

+91 80 4104 5006

PD@igatepatni.com

Statements in this release concerning Patni’s future growth prospects are forward-looking statements, which involve a number of risks, and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding fluctuations in earnings, our ability to manage growth, intense competition in IT services including those factors which may affect our cost advantage, wage increases in India, the company’s ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, restrictions on immigration, ability to manage international operations, reduced demand for technology in Patni’s key focus areas, disruptions in telecommunication networks, liability for damages on our service contracts, the success of the companies in which Patni has made strategic investments, withdrawal of governmental fiscal incentives, political instability, legal restrictions on raising capital or acquiring companies outside India, and unauthorized use of Patni’s intellectual property and general economic conditions affecting the industry. The company does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the company.